Exhibit 10.3
RIGNET, INC.
STOCK OPTION AGREEMENT
(Incentive Stock Option)
     THIS OPTION AGREEMENT (the “Agreement”) is made and entered into on Month Day, 2006, by and between RigNet, Inc., a Delaware corporation (the “Company”) and                      (the “Optionee”) (together, the “Parties”).
WITNESSETH THAT:
     WHEREAS, the Board of Directors and stockholders of the Company have adopted the 2006 Long-Term Incentive Plan of the Company (the “Plan”);
     WHEREAS, the Plan provides for the issuance of incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”), and the Optionee has been selected to receive an ISO pursuant to the Plan;
     WHEREAS, the Board of Directors of the Company and/or it Compensation Committee (the “Committee”) authorized the issuance of ISOs to Optionee pursuant to the Plan; and
     WHEREAS, the Optionee desires to obtain the Option described hereafter on the terms and conditions herein contained.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the Parties hereto agree as follows:
     1. The Plan. This Agreement shall be subject to the terms of the Plan. All capitalized terms set forth herein which are not otherwise defined herein shall have the meanings indicated in the Plan. In the event of a conflict between the terms hereof and the terms which are permissible pursuant to the Plan, the terms hereof shall be deemed to be modified as necessary to comply with the Plan.
     2. Grant of Option. The Company hereby grants to the Optionee, on the terms and conditions hereinafter set forth, the right and option (the “Option”) to purchase all or any part of an aggregate of written quantity 000,000) shares of the Company’s authorized Common Stock (the “Option Shares”), at a purchase price of $0.00 per share (the “Exercise Price”), which price is deemed to be not less than the fair market value of an Option Share as of the date hereof.
     3. Exercise of Option. Subject to the terms and conditions hereinafter set forth, the Optionee may exercise the Option to purchase some or all of the Option Shares as follows:

     (a) The Optionee may exercise the Option to purchase some or all of the Option Shares at any time after the date hereof based on the vested percentages set forth below:

Month Day, 2006	#
Month Day, 2007	#
Month Day, 2008	#
Month Day, 2009	#
     (b) The unexercised portion of the Option, if any, will automatically and without notice terminate and become null and void at 5:00 p.m. Houston, Texas time on March 1, 2016.
     (c) Options shall be exercised by delivery to the Corporate Secretary of the Company, at the Company’s principal place of business, a written and signed notification specifying the number of Option Shares which the Optionee then desires to purchase, together with payment for such shares. Payment may be made in the form of (i) cash, certified check or other immediately available funds for the aggregate exercise price for such shares of Common Stock, (ii) the exchange of a number of shares of Common Stock previously, or which might otherwise be simultaneously, acquired by the Optionee, free and clear of all liens or encumbrances, the Fair Market Value of which at the time of exercise is equal to the aggregate exercise price of such shares, and accompanied by executed stock powers and any other documents of transfer requested by the Committee, or (iii) a combination of (i) and (ii). At the discretion of the Company, the Optionee will be required at the time of the exercise of the Option to execute and agree to be bound by the terms of any Stockholders Agreement then applicable to the holders of the Common Stock of the Company.
     (d) No fractional shares may be issued or accepted by the Company with respect to the exercise of an Option. No shares shall be issued until full payment therefore has been made.
     (e) Upon notification of the amount due (if any), the Optionee shall pay to the Company amounts necessary to satisfy applicable federal, state and local withholding tax requirements. If additional withholding becomes required beyond any amount deposited before delivery of the certificates, the Optionee shall pay such amount to the Company on demand. If the Optionee fails to pay the amount demanded, the Company shall have the right to withhold that amount from other amounts payable by the Company to the Optionee, including salary, subject to applicable law.
4. Termination of Employment.
     (a) If the Optionee dies while an Employee, any Option granted to the Optionee may be exercised, to the extent it was Vested on the date of the Optionee’s death or became Vested as a result of the Optionee’s death, at any time within one (1) year beginning on the date of Optionee’s death (but not beyond the date that the term of the Option would earlier have expired pursuant to Section 3(b) had the Optionee’s death not occurred). Options shall be exercisable only by the Optionee’s legal guardian or personal representative or heirs (but only to the extent that the Option would then be exercisable by the Optionee under this Agreement).
     (b) If the Optionee ceases to be an Employee as a consequence of Total and Permanent Disability, any Option granted to the Optionee may be exercised, to the extent it was Vested on the date that the Optionee ceased to be an Employee or became Vested as a result of the Optionee’s Total and Permanent Disability, at any time within one (1) year after such date (but not beyond the date that the term of the Option would earlier have expired pursuant to 3(b) had the Optionee’s Total and Permanent Disability not occurred).
     (c) If the Optionee ceases to be an Employee by reason of a termination other than a termination described in Section 4(a) or 4(b), the Optionee’s Options which are Vested at the time the Optionee ceases to be an Employee may be exercised at any time within three (3) months after such date (but not beyond the date that the term of the Option would earlier have expired pursuant to 3(b).
     5. Restrictions.
     (a) No Common Stock or other form of payment shall be issued with respect to this Option unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. It is intended that this grant of the Option, to the extent made to a person subject to Section 16 of the Securities Exchange Act of 1934, meet all of the requirements of Rule 16b-3 or any successor rule thereunder unless otherwise provided in this Agreement. If any provision of this Agreement would disqualify this Agreement under, or would otherwise not comply with, Rule 16b-3, such provision shall be construed or deemed amended to conform to Rule 16b-3.
     (b) Certificates evidencing Common Stock delivered under the Option (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Board of Directors may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation, and any applicable federal or state securities law. The Board of Directors may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.
     6. Registration. In the event that there is no effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of the Option Shares (and, if required, no prospectus available meeting the requirements of Section

(10)(a)(3) of the Securities Act) the Optionee will, upon the exercise of the Option (i) represent and warrant in writing to the Corporate Secretary of the Company that the Option Shares then being purchased pursuant to the Option are being acquired for the Optionee’s own account, for investment only and not with a view to the resale or distribution thereof, (ii) acknowledge and confirm that the Option Shares purchased may not be sold unless registered for sale under the Securities Act or pursuant to an exemption from such registration, and (iii) execute and deliver to the Corporate Secretary an executed Subscription Agreement, in a form to be provided by the Company.
     7. Adjustments.
     (a) The existence of outstanding Options shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
     (b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock covered by this Option and (ii) the Exercise Price or other price in respect of this Option shall each be proportionately adjusted by the Board of Directors and/or Compensation Committee as appropriate to reflect such transaction.
     (c) In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends), the Board of Directors and/or Compensation Committee shall make appropriate adjustments to (i) the number of shares of Common Stock covered by this Option and (ii) the Exercise Price or other price in respect of this Option to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of this Option and preserve, without increasing, the value of this Option. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board of Directors and/or Compensation Committee shall be authorized (x) to issue or assume this Option by means of substitution of new Options, as appropriate, for previously issued Options or to assume previously issued Options as part of such adjustment or (y) to cancel Options and give the holders of this Option notice and opportunity to exercise for 30 days prior to such cancellation.

     8. No Rights as Shareholder. The Optionee shall not have any rights as a shareholder with respect to any of the Option Shares until the date of issuance by the Company to the Optionee of a stock certificate representing such Option Shares. Except as may be otherwise provided in this Agreement, the Optionee shall not be entitled to any dividends, cash or otherwise, or any adjustment of the Option Shares for such dividends, if the record date therefor is prior to the date of issuance of such stock certificate. Upon valid exercise of the Option by the Optionee, the Company agrees to cause a valid stock certificate for the number of Option Shares then purchased to be issued and delivered to the Optionee within seven (7) business days thereafter.
     9. Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Option Shares which are first exercisable pursuant to Options during any calendar year, plus the Fair Market Value of any shares subject to any other ISOs of the Optionee which are first exercisable during that calendar year, exceed $100,000, the Options granted pursuant to this Agreement and such other ISOs that exceed such limit shall instead be exercisable on the first day of the following calendar year (according to the order in which they were granted), unless the Optionee elects in writing for such Options to not be ISOs.
     10. Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing and shall be deemed to be delivered when actually received through U.S. Express Mail or any private express service (as evidenced by a written receipt), or, if earlier, and regardless of whether actually received (except where receipt is specified in this Agreement), four (4) days following deposit in a regularly maintained receptacle for the United States mail, registered or certified, return receipt requested, postage fully prepaid, addressed to the addressee at its address set forth below or at such other address as such party may have specified theretofore by notice delivered in accordance with this Section:

If to the Company:	RigNet, Inc.
1880 South Dairy Ashford, Suite 300
Houston, Texas 77077

If to Optionee:	Name
Mailing Address
City State Zip
     11. Transferability; Binding Effect. Optionee shall not have the right to sell, assign or otherwise transfer the Option. Subject to the foregoing, all covenants, terms, agreements and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Company and the Optionee and their respective successors and assigns.
     12. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Company and the Optionee relating to the subject matter hereof.
     13. Governing Law. This Agreement shall be governed by the laws of the State of Texas.

     14. Captions. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     15. Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

RIGNET, INC.

Mark Slaughter
Acting Chief Executive Officer

OPTIONEE:

Name
Mailing Address
City State Zip

ACKNOWLEDGMENT OF SPOUSE TO
TERMS OF STOCK OPTION AGREEMENT
     I, NAME, am the spouse of NAME (“Optionee”), and I am fully aware of, understand, and fully consent and agree to the provisions of the Stock Option Agreement, dated as of March 1, 2006 (the “Agreement”) executed by Optionee and RIGNET, INC. (the “Company”). I understand the binding effect of this Agreement and its binding effect upon any interest, community or otherwise, I may now or hereafter own with respect to any option or stock of the Company which is the subject of the Agreement, and I agree that the termination for any reason of my marital relationship with Optionee shall not have the effect of removing any such option or stock of the Company from the coverage of the Agreement.
     Signed this                      day of                                         , 2006.